Exhibit 99.1

 Camden National Corporation Reports 2006 Full Year and Fourth Quarter Earnings

    CAMDEN, Maine--(BUSINESS WIRE)--Jan. 30, 2007--Camden National Corporation (AMEX:CAC; the "Company") today reported 2006 net income of $20.3 million, a decrease of 5.2% compared to net income of $21.4 million reported in 2005. Net income per diluted share was $2.93, a 4.6% increase over the $2.80 reported in 2005, which reflects the favorable impact of the Company's stock repurchase completed in the second quarter of 2006. These results translated into a return on average equity of 18.40% and a return on average assets of 1.17% for 2006, compared to 16.99% and 1.34%, respectively, for 2005.

    Reflected in the full year results for 2006 are the pre-tax impact of a charge to earnings of $645,000 resulting from the Steamship Navigation et al litigation involving Camden National Bank, $308,000 in expenses incurred as part of the consolidation of the Company's two banks, and interest costs of $1.6 million associated with the issuance of trust preferred securities. Without the one-time expenses associated with the litigation and bank consolidation, and the introduction of the recurring trust preferred interest expense, the Company's 2006 net income would have been up $683,000, or 3.2%, over 2005.

    For the fourth quarter, net income was $4.9 million, an 11.6% decrease from $5.6 million reported for the fourth quarter of 2005. The decline was primarily due to decreased net interest income, which was driven by higher funding costs. Diluted earnings per share increased to $0.75 for the fourth quarter of 2006, compared to $0.74 for the same period in 2005.

    The Company's total assets at December 31, 2006 were $1.8 billion, an increase of 7.1% over total assets of $1.7 billion at December 31, 2005. Total loans at December 31, 2006 were $1.2 billion, up 3.0% over total loans at December 31, 2005. Total deposits of $1.2 billion at December 31, 2006 were up 1.9% over the same period a year earlier, while core deposits of $1.0 billion at December 31, 2006 were up 7.3% over core deposits at December 31, 2005.

    In assessing the Company's overall financial performance for 2006, Robert W. Daigle, president and CEO, stated, "We are pleased to report these results despite the negative impact of a flat yield curve and an exceedingly competitive loan and deposit environment in 2006. Notwithstanding these detractors, we were able to continue focusing on the sound execution of our overall strategies, which includes providing customers with a value proposition that incorporates the Camden National Experience."

    Net interest income decreased 1.5% to $54.2 million for 2006, compared to $55.0 million for 2005. The combination of the flat yield curve and increased funding costs compressed the net interest margin, which was 3.36% for 2006 versus 3.68% for 2005. Excluding the interest expense on the trust preferred securities, net interest income would have increased 1.5% for 2006 compared to 2005, and the net interest margin for 2006 would have been 3.46%.

    Non-interest income for 2006 was $11.6 million, an increase of 15.7% compared to 2005, which was primarily affected by an increase in income from fiduciary services at Acadia Trust, N.A., an increase in debit card income, and a 2005 loss on the sale of investments.

    Non-interest expense for 2006 was $34.2 million, an increase of 5.4% over the prior year. The Company's efficiency ratio for 2006 was 52.00% compared to 49.88% in 2005. Without the one-time expenses associated with the litigation and bank consolidation, non-interest expense for 2006 would have increased 2.5% over 2005 and would have resulted in an efficiency ratio of 50.55%.

    During 2006, the Company provided $2.2 million to the allowance for loan and lease losses ("ALLL") compared to $1.3 million in 2005. The addition to the ALLL was a result of $35.9 million in loan growth during 2006, an increase in non-performing loans as a percentage of total loans to 1.12% at December 31, 2006 compared to 0.79% at December 31, 2005, and net charge-offs of $1.4 million, or 0.12%, of average loans outstanding for 2006 compared to net charge-offs of $739,000, or 0.06%, of average loans outstanding for 2005.

    At December 31, 2006, the Company's total risk-based capital ratio of 12.73% and tier 1 capital ratio of 11.29% compared favorably to the minimum ratios of 10.0% and 6.0%, respectively, required by the Federal Reserve for a bank holding company to be considered "well capitalized."

    Including the modified "Dutch Auction" tender offer, the Company repurchased 941,246 shares of its common stock during 2006 at an average per share price of $38.93. The Company paid regular dividends of $0.88 per share during 2006. The Company recently announced that the dividend payable on January 31, 2007, to shareholders of record on January 16, 2007, was increased to $0.24, a 9.1% increase over the $0.22 per share in the previous quarter. The closing stock price of Camden National Corporation was $46.12 at December 31, 2006, an increase of 40.3% above the December 31, 2005 of $32.88.

    Daigle concluded, "In 2006, the Company successfully completed the merger of the two banking franchises, a significant investment in scalable technology, and the modified "Dutch Auction" tender offer transaction. Although we are in the throes of a difficult banking environment, we continue to execute the basic block-and-tackle of banking while preparing for the expansion opportunities which might present themselves to us in both existing and prospective markets."

    Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) and the Russell 2000(R) under the symbol CAC, is the holding company for a family of two financial services companies, including: Camden National Bank (CNB), a full-service community bank with 27 banking offices serving coastal, western, central and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

    Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

    These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.



                     Camden National Corporation
                (In thousands, except per share data)

                     December 31, December 31,
                        2006         2005
                     ------------ ------------
Balance Sheet Data
Assets                $1,769,886   $1,653,257
Loans                  1,218,129    1,182,175
Allowance for loan
 and lease losses         14,933       14,167
Investments              444,093      367,629
Deposits (1)           1,185,801    1,163,905
Borrowings               437,364      347,039
Shareholders' equity     107,052      129,538

Tier 1 leverage
 capital ratio              7.63%        7.60%
Tier 1 risk-based
 capital ratio             11.29%       10.67%
Total risk-based
 capital ratio             12.73%       11.92%

Allowance for loan
 and lease losses to
 total loans                1.23%        1.20%
Non-performing loans
 to total loans             1.12%        0.79%
Return on average
 equity                    18.40%       16.99%
Return on average
 assets                     1.17%        1.34%
Tangible book value
 per share (2)            $15.40       $16.40

                        Three Months Ended       Twelve Months Ended
                      12/31/2006   12/31/2005  12/31/2006  12/31/2005
                     ------------ ------------ ----------- -----------
Income Statement
 Data
Interest income          $27,722      $24,531    $107,238     $89,721
Interest expense          14,414       10,084      53,048      34,697
                     ------------ ------------ ----------- -----------
Net interest income
 (3)                      13,308       14,447      54,190      55,024
Provision for loan
 and lease losses            552          345       2,208       1,265
                     ------------ ------------ ----------- -----------
Net Interest income
 after provision for
 loan and lease
 losses                   12,756       14,102      51,982      53,759
Non-interest income        2,919        2,319      11,629      10,050
Non-interest expense
 (4)                       8,568        8,327      34,224      32,461
                     ------------ ------------ ----------- -----------
Income before income
 taxes                     7,107        8,094      29,387      31,348
Income taxes               2,163        2,503       9,111       9,968
                     ------------ ------------ ----------- -----------
Net income (5)            $4,944       $5,591     $20,276     $21,380
                     ============ ============ =========== ===========

Efficiency ratio (6)       52.80%       49.67%      52.00%      49.88%

Per Share Data
Basic earnings per
 share                     $0.75        $0.74       $2.93       $2.81
Diluted earnings per
 share                     $0.75        $0.74       $2.93       $2.80
Weighted average
 shares outstanding    6,616,228    7,566,974   6,919,579   7,599,051

(1) Core deposits, which exclude brokered deposits, were $1.027 billion at December 31, 2006, an increase of 7.3% over core deposits of $956.6 million at December 31, 2005.

(2) Computed by dividing total shareholders' equity less goodwill and core deposit intangible by the number of common shares outstanding.

(3) Excluding the trust preferred interest expense of $1.6 million, net interest income would have been $55.8 million for 2006, resulting in a net interest margin of 3.46%.

(4) Excluding the Steamship Navigation litigation charge of $645,000 and consolidation related expenses of $308,000, non-interest expense would have been $33.3 million, resulting in an efficiency ratio of 50.55% for 2006.

(5) Excluding the Steamship Navigation litigation charge of $645,000, net of taxes of $200,000, the trust preferred interest expense of $1.637 million, net of taxes of $508,000, and consolidation related expenses of $308,000, net of taxes of $95,000, 2006 year-to-date net income would have been $22.063 million.

(6) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer